EXHIBIT 10.14

Murphy USA Inc.

Supplemental Executive Retirement Plan

Effective

August 30,  2013

Article 1 Purpose

The purpose of this Plan is to restore Murphy USA Savings Plan benefits which are not payable under such plan because of certain specified benefit and compensation limitations under the Internal Revenue Code.

This Plan has been prepared to comply with the provisions of Section 409A of the Internal Revenue Code enacted under the American Jobs Creation Act of 2004, and the regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent.

Article 2 Definitions and Construction

Section 2.1 Definitions

Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a)Applicable Code Provisions. Any and all limitations of Code Sections 401(a)(4), 401(a)(17), 401(k), 401(m), 402(g), 410(b) and 415 to the extent determined each Plan Year by the Savings Plan committee in applying such limitation requirements.

(b)Basic Pension Plan Benefit. The amount of pension payable in the normal form to the Participant under the Pension Plan, as accrued through August 30, 2013 .

(c)Basic Savings Plan Contribution. The amount of any contribution allocated to the Participant's account during any year under the Savings Plan after reduction to comply with the Applicable Code Provisions.

(d)Board of Directors. The Board of Directors of the Employer.

(e)Code. The Internal Revenue Code of 1986, as amended from time to time.

(f)Committee. The persons appointed to administer the Plan in accordance with Article 6.

(g)Earnings.  For purposes of the Restored Savings Plan Benefit, the Participant's monthly rate of regular compensation before any reduction pursuant to a salary reduction election under Code Section 125, 401(k) or this Plan exclusive of bonuses.

(h)Effective Date.  August 30,  2013.

(i)Employee. A person employed by the Employer.

(j)Employer. Murphy USA Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors and any other participating company under the Savings Plan.

(k)Participant. Any Employee whose Savings Plan contribution is limited by Applicable Code Provisions or who has a benefit transferred from the Murphy Oil Corporation Supplemental Executive Retirement Plan. However, as to any limitations other than those in Code Section 415, only Employees who are within a select group of management or highly compensated employees shall be Participants hereunder.

(l)Pension Plan. Retirement Plan for Employees of Murphy Oil Corporation

(m)Plan. Murphy USA Inc. Supplemental Executive Retirement Plan, set forth herein, as amended from time to time.

(n)Plan Year. The twelve (12) month period beginning on January 1st and ending on December 31st.

(o)Restored Pension Plan Benefit. The benefit, if any, provided under the Murphy Oil Corporation Supplemental Executive Retirement Plan, the liabilities for which have been transferred to this Plan.

(p)Restored Savings Plan Benefit. The benefit, if any, provided under Section 4.2 and Section 4.3 hereof.

(q)Restored Thrift Plan Benefit. The benefit, if any, provided under the Murphy Oil Corporation Supplemental Executive Retirement Plan, the liabilities for which have been transferred to this Plan.

(r)Savings Plan.  Murphy USA Inc. Savings Plan.

(s)Service. Service hereunder has the same meaning as Vesting Service in Section 2.2 of the Murphy USA Savings Plan.

Section 2.2 Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, the singular may include the plural; and vice versa, unless the context clearly indicates to the contrary.

Section 2.3 Governing Law

The Plan shall be construed in accordance with and governed by the laws of the State of Arkansas.

Article 3Provisions for Benefits

Section 3.1 Amounts Provided by the Employer

Benefits under the Plan shall constitute general obligations of the Employer in accordance with the terms of the Plan. Each Participant in the Plan shall be an unsecured general creditor of the Employer and shall have no claim to any specific assets pursuant to this Plan. The Employer shall retain title to and beneficial ownership of all assets designated in its accounts for the deferred compensation hereunder.

Article 4Amount of Benefits

Section 4.1 Restored Pension Plan Benefits

The difference, if any, between the normal form of pension that would be payable to the Participant under the Pension Plan but for the Applicable Code Provisions and such Participant's Basic Pension Plan Benefit shall be provided for such Participant under this Plan. The amount of the Restored Pension Plan Benefit is the amount determined as of August 30, 2013, the liabilities for which were transferred to this Plan. Participants who have elected to enter into pay status as of August 30, 2013 will have no liability transferred to this Plan. There will be no additions to the Restored Pension Plan Benefit after the effective date of this Plan.

Section 4.2 Restored Savings Plan Benefits

If, during any Plan year, the Savings Plan Committee determines that certain contribution amounts were intended for deposit in such Plan on behalf of any Participant under this Plan, but would be in excess of the Basic Savings Plan Contributions that such Committee deems appropriate for purposes of complying with any Applicable Code Provisions, then the Committee under this Plan shall cause such excess contribution amounts not made to the Savings Plan to be credited to such Participant under this Plan in accordance with the Participant’s written deferral election referenced in Section 4.3. Excess elective salary deferral contribution amounts shall be provided by deferral from the Participant’s Earnings. Excess matching Employer contributions shall be provided by the Employer and subject to the vesting provisions of the Savings Plan applicable to such matching contributions. Excess profit sharing contributions shall be provided by the Employer and subject to the vesting provisions for profit sharing contributions in the Savings Plan.

Also, if any Savings Plan amount is refunded to an Employee who is a Participant under this Plan, due to any Applicable Code Provisions, the Committee under this Plan shall, consistent with the Participant’s deferral election referenced in Section 4.3, credit to such Participant’s account under this Plan an amount, provided by deferral from the Participant’s Earnings, equal to the amount refunded from the Savings Plan to such Participant.

The amounts credited to any Participant under this Section shall be credited to the account of such Participant hereunder, and shall be increased or decreased at a rate determined by the Committee, taking into account the actual rates of return available under the Savings Plan and the Participant’s elections. Such amounts, as adjusted, shall be the Participant’s Restored Savings Plan Benefit hereunder.

If any excess matching Employer contribution credited to a Participant’s account hereunder during a year is determined by the Savings Plan committee to be eligible for contribution to the Participant’s Savings Plan account, the Participant’s account hereunder shall be reduced by the amount of any such contribution made to the Participant’s Savings Plan account.

Section 4.3 Elections by the Participant

A Participant will complete such election forms as required by the Committee. Any deferral hereunder from a Participant’s Earnings shall be irrevocable and shall be made prior to the performance of the services to which the deferred Earnings relate. The election forms may include an election that payment of the Restored Savings Plan Benefit attributable to such year, be made under Section 5.2 either (i) in the form of a single lump sum,  (ii) in five annual installments, or (iii) in ten annual installments.

Section 4.4 Transfers of Restored Thrift Plan Benefits from Murphy Oil Corporation  Supplemental Executive Retirement Plan

As of August 30,  2013, the liability for Restored Thrift Plan Benefits under the Murphy Oil Corporation Supplemental Executive Retirement Plan attributable to any Participant who became an employee of Murphy USA Inc. was transferred to this Plan and shall be payable to such Participant from this Plan in accordance with the same terms applicable to the Restored Savings Plan Benefit. Participants who have elected to enter into pay status as of August 30, 2013 will have no liability transferred to this Plan.

Article 5Payment of Benefits

Section 5.1 Restored Pension Plan Benefits

A Participant may elect to be paid his Restored Pension Plan Benefit in one of the monthly annuity options as described in Attachment A hereto. If no election is made prior to the required commencement date described below, the Participant will be paid the monthly annuity in accordance with Paragraph A of Appendix A, unless the Participant is not married, in which case the Participant will be paid in accordance with Paragraph B of Appendix A.

The Restored Pension Plan Benefit will commence on the first day of the seventh month following the Participant’s separation from service with the Employer (as defined under Code Section 409A) if the Participant has attained age 55 with 10 years of Service or age 65 as of that date. Otherwise, the benefits will commence as soon as the Participant attains age 55 with 10 years of Service or age 65. The first payment will include an additional amount equal to the six monthly payments that would have been made but for the six month delay, along with interest credited at the 10-Year Treasury rate applicable for the month of December of the Plan Year proceeding the Participant’s date of retirement.

Section 5.2 Restored Savings Plan Benefits

The Participant’s Restored Savings Plan Benefits will be paid in accordance with the elections made under Section 4.3. In the absence of a valid election, Restored Savings Plan Benefits will be paid in a lump sum on the first day of the seventh month following separation from service (as defined under Code Section 409A).

Article 6Death Benefits

Section 6.1 Restored Pension Plan Benefits

In the event any death benefit payable under the Pension Plan prior to commencement of the Basic Pension Plan Benefit thereunder is limited by Applicable Code Provisions, the amount by which such death benefit is so limited shall be payable hereunder at the same time, to the same person, and in the same manner as the death benefit payable under the Pension Plan. However, the remarriage of a spouse will not permit a delay in payments as described in the Pension Plan.

Section 6.2 Restored Savings Plan Benefits

Any Restored Savings Plan Benefits not distributed prior to the Participant's death shall be paid to the beneficiary or beneficiaries named by the Participant on the form prescribed by the Committee.

Section 6.3 No Six Month Delay

Death benefit payments are not subject to a six month delay.

Article 7Administration

Section 7.1 Appointment of Committee

The Plan shall be administered by a Committee, which, unless otherwise determined by the Board of Directors, shall be the Executive Compensation Committee of the Board of Directors. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Board of Directors. Members shall serve until resignation or removal by the Board of Directors.

Section 7.2 Committee Powers and Duties

The Committee will have such duties as are imposed by this Plan and such other duties as may be determined by the Board of Directors. The Committee shall have such powers as may be necessary to discharge its duties hereunder.

Article 8Miscellaneous Provisions

Section 8.1 Amendment, Termination, etc.

The Board of Directors, may, by resolution, in its absolute discretion, from time to time, amend, suspend, or terminate in whole or in part, and if terminated reinstate, any or all of the provisions of the Plan, except that no amendment, suspension, or termination may apply so as to decrease the payment of any benefit under the Plan to any Participant (or beneficiary) which accrued prior to the effective date of such amendment, suspension, or termination. Any such amendment, suspension, or termination shall become effective on such date as shall be specified in such resolution and, except as expressly limited in this Section, include such provisions and have such effect as the Board of Directors, in its absolute discretion, deems desirable.

Section 8.2 Nonguarantee of Employment

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause.

Section 8.3 Nonalienation of Benefits

To the extent permitted by law, benefits payable under this Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any unauthorized attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. No part of the assets of the Employer shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant (or beneficiary), or any person claiming under or through the foregoing, to attach his interest under the Plan.

Section 8.4 Liability

No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Employer, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

Signatures

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Murphy USA Inc. Supplemental Executive Retirement Plan,  Murphy USA Inc., as the Employer, has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this

26th  day of August,  2013.

Attest:Murphy USA Inc.

/s/ Gregory L. SmithBy/s/ John A. Moore

Gregory L. Smith    John A. Moore

Assistant Secretary    Senior VP and General Counsel

Attachment  A

(A)Single Life Pension---monthly payments are made to the Participant during the remaining life of the participant.

(B)Qualified Joint and Survivor Pension ---adjusted monthly payments are made to the Participant for his lifetime; and the spouse (to whom the Participant was married on the date as of which his pension commenced), if surviving at the Participant's death, will receive for his or her life a monthly payment equal to fifty percent (50%) of the adjusted monthly amount paid to the Participant. The last payment will be made as of the first day of the month in which occurs the death of the last surviving of the Participant and his spouse.

(C)Qualified Joint and More than Fifty Percent (50%) Survivor Pension---adjusted monthly payments are made in the same manner as described in paragraph (B) of this Appendix A, but with the percentage continued to the spouse, as designated by the Participant to be greater than fifty percent (50%) but not greater than one hundred percent (100%).

(D)Certain and Life Pension---adjusted monthly payments are made to the Participant for his lifetime; provided, however, that if the Participant dies after his Pension begins but before receiving a guaranteed number of monthly payments (which shall be elected by the Participant and approved by the Committee but not to exceed the lesser of one hundred twenty (120) and the months of life expectancy of the payee and his designated beneficiary at the date of commencement), then monthly payments, in the same amount, will continue to his beneficiary, or beneficiaries, until the total number of payments made (including those to the payee and those to the beneficiary, or beneficiaries) equals such guaranteed number. If the beneficiary or beneficiaries, should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such beneficiary, or beneficiaries (or, if designated by the Participant, to a secondary beneficiary or beneficiaries), either in an actuarially equivalent single sum, payable immediately, or as a continuation of the monthly payments, as selected by the Committee.

(E)Non Spousal Joint and Survivor Pension--- adjusted monthly payments are made in the same manner as described in paragraph (B) of this Appendix A but the percentage to be continued to a surviving beneficiary for his or her lifetime can be any specified percentage (which is elected by the Participant but not to exceed one hundred percent (100%)) of such Pension.